Exhibit 10.6

DEBT ASSIGNMENT AGREEMENT

This Debt Assignment Agreement (the “Agreement”) is entered into on this 17 March 2024 (the “Execution Date”) by and between:

1.	Delta Corp Shipping Pte Ltd, a company incorporated under the laws of Singapore, having its principal office at 60 Paya Lebar Road #09-43 Paya Lebar Square, Singapore 409051 (the “Assignor”); and

2.	AIO Growth Capital Fund SPC, a fund incorporated under the laws of Cayman Islands, having its principal office at Offices of Maples Corporate Services Ltd, PO box 309, Ugland House, Grand Cayman, Cayman Islands KY1-1104 (the “Assignee”).

Each of the above may be individually referred to as a “Party” and together as the “Parties.”

RECITALS

WHEREAS:

A.	Claim: The Assignor had entered into a contract of Affreightment dated 19 September 2022 (the “COA”) with OQ Trading Limited, having its office at Level 7, Precinct Building 6 (Legatum Plaza), DIFC, PO Box 506515, Dubai, UAE (the “Debtor”) for carriage of Six Hundred Thousand (600,000) of Urea in Bulk in equal shipments of Fifty Thousand (50,000) MT +/-ten percent (10%) MOLOO with every month one (1) Shipment.

B.	The Debtor provided cargoes for three (3) shipments in 2022 but failed to provide cargoes for the remaining nine (9) shipments under the COA. The Assignor has a claim against the Debtor for breach and non-performance of the COA (the “Claim”) in the sum of USD 16,000,000 (the “Claim Amount”).

C.	Dispute: The Debtor has contested the Claim leading to Arbitration proceedings being invoked and initiated by the Assignor against the Debtor under LMAA Terms in English Law (the “Legal Case”).

D.	Assignment: The Assignor desires to assign the Claim and the Claim Amount to Assignee, and Assignee agrees to purchase the Claim and Claim Amount under the terms and conditions set forth in this Agreement.

E.	Legal Case Continuation: Despite the assignment of the Claim and the Claim Amount, the Assignor agrees to continue pursuing the Legal Case at its own cost and effort, with any recovery from the Legal Case to be paid to Assignee as per the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Assignment and Sale of Claim:

1.1.	Assignment:

The Assignor hereby assigns, transfers, and sells all of its rights, title, and interest in and to the Claim, including any and all claims, causes of action, and rights related thereto, to the Assignee on an as - is basis and without making / giving any representation or warranty with respect to the outcome of the Legal Case and the recovery of the Claim Amount.

1.2.	Consideration:

As consideration for the assignment, the Assignee shall pay Assignor the sum of USD 15,840,000 (“Purchase Price”) in various tranches as mutually agreed. The Purchase Price agreed herein is non - returnable by the Assignor under any circumstances whatsoever.

1.3.	Notice of Assignment:

The Assignor and the Assignee hereby consent to waive the requirement for providing a written notice of this assignment to Debtor. The Assignee hereby agrees to waive any defence or counter claim which may be based upon lack of service of notice of this assignment upon Debtor.

2.	Continuation of Legal Case

2.1.	Assignor’s Obligation:

The Assignor agrees to continue pursuing the Legal Case with due diligence and with best endeavours in its own name and at its own expense, taking all necessary actions and steps to secure recovery under the Claim. The Assignor shall bear all the legal fees, amounts, charges, and expenses with respect to the Claim. The Assignor shall regularly update the assignee about the legal status.

The Assignee understands that the Legal Case may result in a favourable or unfavourable outcome for the Assignor and, therefore, waives any right to dispute the Assignor’s actions or seek losses or damages from the Assignor or make attempts to recover the Purchase Price in any manner whatsoever apart from misrepresentation, blatant negligence and fraud.

2.2.	Cooperation:

The Assignee agrees to provide reasonable cooperation to the Assignor in the pursuit of the Legal Case, including but not limited to, providing relevant documents, information, or testimony, if required.

3.	Recovery and Payment

3.1.	Recovery:

Any amount recovered by the Assignor from the Legal Case, whether through settlement, arbitration award or judgment, or any other means, shall be transferred to the Assignee by the Assignor to the full amount.

3.2.	Transfer of Funds:

The Assignor shall transfer any recovered funds to Assignee within seven (7) days of receipt in full.

3.3.	Shortfall and Excess Recovery:

If the amount recovered is less than the Purchase Price, the Assignee shall have no further claim against Assignor for the shortfall. If the amount recovered exceeds the Purchase Price, the Assignor shall transfer to the Assignee without delay full amount in excess.

4.	Adverse outcome or Insolvency:

4.1.	In the event there is no amount recovered from the Debtor due to any reasons whatsoever including, but not limited to, the adverse outcome of the Legal Case, insolvency of the Debtor, breach of confidentiality terms of the this agreement the Assignee shall not have any claims against the Assignor and this Agreement shall forthwith be terminated without the Assignor incurring any loss, damage or liability against the Assignee and all rights and claims of the Assignee (either under law or those agreed herein) shall forthwith be waived off to the benefit of the Assignor.

4.2.	In the event of any adverse costs, interest or expenses are imposed by any court or tribunal, the same shall be on Assignor’s account.

5.	Litigation funding:

5.1.	Both Parties agree and hereby declare that the assignment covered under this agreement is not and shall not be considered part of any third party litigation funding arrangement or scheme.

5.2.	Each Party shall be responsible to bear the respective costs incurred by them in the negotiation and execution of this Agreement and pursuing the Legal Case.

6.	Warranties and Representations

6.1.	Assignor’s Warranties:

The Assignor represents and warrants that:

(i)	the Claim is a valid and legally binding obligation of Debtor;

(ii)	the Assignor has the full right and authority to assign the claim;

(iii)	the Legal Case has been properly initiated and is currently active; and

(iv)	the assignment is not part of any third party litigation funding arrangement or scheme

6.2.	Assignee’s Warranties:

The Assignee represents and warrants that

(i)	it has the full right and authority to enter into this Agreement;

(ii)	to accept the assignment of the Claim;

(iii)	the assignment is not part of any third party litigation funding arrangement or scheme; and

(iv)	it shall not raise any claims for recovery of the Purchase Price from the Assignor in the event there is no recovery.

7.	Indemnification

7.1.	Assignor’s Indemnity:

The Assignor agrees to indemnify and hold harmless the Assignee from any losses, damages, or liabilities arising from any breach of the representations, warranties, or covenants made by the Assignor in this Agreement. The aggregate liability of the Assignor for the purpose of indemnifying the Assignee under this Agreement shall under no event exceed beyond a sum of USD 15,840,000.

7.2.	Assignee’s Indemnity:

The Assignee agrees to indemnify and hold harmless the Assignor from any losses, damages, or liabilities arising from any breach of the representations, warranties, or covenants made by the Assignee in this Agreement. The aggregate liability of the Assignee for the purpose of indemnifying the Assignor under this Agreement shall under no event exceed beyond the sum equivalent to the Purchase Price.

8.	Term and Termination:

This Agreement shall be effective from the Execution Date and shall not be terminated unless the Parties have mutually agreed to the same in writing or upon the transfer of funds from the Assignor to the Assignee upon its recovery (whichever is earlier).

9.	Miscellaneous Provisions

9.1.	Governing Law:

This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

9.2.	Dispute Resolution:

Any disputes arising under or in connection with this Agreement shall be resolved through Arbitration in London pursuant to the LMAA Rules current at the time of commencement.

9.3.	Entire Agreement:

This Agreement constitutes the entire agreement between the Parties regarding the subject matter of this Agreement and supersedes any prior agreements, representations or understandings between them, whether in writing or oral, in respect of its subject matter unless expressly incorporated by reference in the Agreement.

9.4.	Amendments:

No amendment or variation to the Agreement will be valid unless agreed in writing by an authorised signatory of each Party.

9.5.	Severability:

If any provision of this Agreement (or part thereof) is or becomes illegal, invalid or unenforceable under applicable law or regulation, but would be legal, valid and enforceable if the clause or some part of it was deleted or modified (or the duration of the relevant clause reduced), the relevant clause (or part thereof) will apply with such deletion or modification as may be required to make it legal, valid and enforceable, and the Parties will promptly and in good faith seek to immediately negotiate a replacement provision consistent with the original intent of this Agreement.

9.6.	Notices:

Any proceedings issued in connection with this Agreement shall be deemed duly served upon the Assignor by sending the same by email to mudit.paliwal@wearedelta.com or by post or by hand to the office address of the Assignor and duly served on the Assignee by sending the same by email to accounts@aio-cap.com or by post or by hand to the office address of the Assignee.

9.7.	Counterparts:

This Agreement may be executed in one or more counterparts, all of which, when taken together shall constitute one and the same instrument. Signature of this Agreement transmitted by e-mail, pdf or by any other electronic means will be deemed valid and binding to the same extent as original signature.

9.8.	Confidentiality

The Parties agree that the existence and terms and conditions of this Agreement, and the substance of all negotiations in connection with it, are strictly private and confidential to the Parties and their officers, directors, employees, shareholders, contractors, affiliates, financiers, lenders, professional advisors, including financial and legal advisors, agents or representatives who shall not disclose them to, or otherwise communicate or divulge them to, any third parties without the written consent of the other Party, save for their legal advisors or other professional advisors, auditors or insurers, on terms which preserve confidentiality, and save to the extent that they are under a legal or regulatory obligation to do so (including of a stock exchange), and in so far as necessary to implement and enforce any of the terms and conditions of this Agreement.

The Parties further agree and acknowledge that any breach of confidentiality terms or unauthorized disclosure of this Agreement and the engagement envisaged herein to any third-party, court or tribunal may jeopardize the position of the Assignor in the Legal Case wherein the Assignor may also lose its right to claim against the Debtor and contest the Legal Case.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

Assignor: Delta Corp Shipping Pte Ltd

Title : Director

Date: 17 March 2024

Assignee: AIO Growth Capital Fund SPC

Title: Authorised Signatory
Date: 17 Mar 2024

AMENDMENT

TO

DEBT ASSIGNMENT AGREEMENT

DATED AS OF MARCH 17, 2024

This AMENDMENT (this or the “Amendment”), made on Feb lst, 2025, by and between Delta Corp Shipping Pte Ltd, a Singapore company (“Assignor”) and AIO Growth Capital Fund SPC, a fund incorporated under the laws of the Cayman Islands (“Assignee”) and forms part of the Debt assignment agreement dated March 17, 2024 signed between the two parties. Each of Assignor and Assignee are a “Party” and collectively, the “Parties”. All capitalized terms used but not defined in this Amendment have the meaning as the assignment to such terms in the Agreement (as defined below).

Background to the Agreement

Pursuant to that Debt Assignment Agreement, dated March 17, 2024, by and between the Parties (the “Agreement”), among other things, Assignor assigned, transferred and sold all of its right, title and interest in and to the Claim to the Assignee and in consideration for such assignment, the Assignee agreed to pay to the Assignor USD $15,840,000 (the “Purchase Price”). The Parties desire to amend the Agreement as provided in this Amendment.

Amendments

1.	Section 1.2 of the Agreement is hereby deleted in its entirety and replaced by the following:

1.2.	Consideration: As consideration for the assignment of the Claim, Assignee shall pay to Assignor the sum ofUSD $15,840,000, the Purchase Price. The Parties hereby agree that the Purchase Price shall be paid as follows:

(i)	USD $7,920,000 on May 1, 2025; and

(ii)	the remaining USD $7,920,000 in five (5) equal monthly installments of USD $1,584,000 as follows:

(a)	on June 1, 2025, USD $1,584,000;

(b)	on June 15, 2025, USD $1,584,000;

(c)	on September 1, 2025, USD $1,584,000;

(d)	on October 1, 2025, USD $1,584,000; and

(e)	on November 1, 2025, USD $1,584,000.

The Purchase Price is an absolute obligation of the Assignee. The Purchase Price is non-refundable by the Assignor under any circumstances whatsoever. The Parties agree that the Purchase Price is payable by wire transfer pursuant to wiring instructions provided by Assignor to Assignee.

2.	The first sentence of Section 1.3 of the Agreement is hereby deleted in its entirety, as the Parties acknowledge and agree that the COA does not require Assignor to provide notice to Debtor of the assignment and sale of the Claim to Assignee.

3.	Section 3.1 and 3.2 are amended by adding the following sentence to the end of Section 3.2:

“Notwithstanding anything to the contrary provided in this Agreement or elsewhere, in the event the Assignee fails to pay any portion of the Purchase Price to Assignor in accordance with Section 1.2 of this Agreement, Assignor in addition to all other rights and remedies it may have whether by contract, law or otherwise, shall be entitled to refuse to deliver amounts recovered by Assignor from the Legal Case, whether through settlement, arbitration, award, judgement or otherwise, in an amount equal to the entire remaining unpaid portion of the Purchase Price plus interest and legal fees.”

Other than as provided in the Amendment, the Agreement remains unchanged and in full force and effect.

This Amendment contains the entire understanding of the Parties with respect to its subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Amendment supersedes all prior agreements and understandings between the Parties with respect to its subject matter including that email dated 11/26/24 to Mudit Paliwal from AIO Capital confirming a prior verbal conversation as to certain payment terms of the Purchase Price. This Amendment may be amended only by a written instrument duly executed by the Parties or their respective successors or permanent assigns.

Each of the Parties shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and instruments as the other Party may reasonably require from time to time for the purpose of giving effect to this Amendment and shall use its or their best efforts and take all such steps as may be reasonably within its power to implement to their full extent the terms of this Amendment.

This Amendment may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as the day and year first written above.

ASSIGNOR: Delta Corp Shipping Pte Ltd.

Title: Director
Date: as of feb 1st, 2025

ASSIGNEE: AIO Growth Capital Fund SPC

Title: Authorized Signatory
Date: as of feb 1st 2025

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